Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Paul Taaffe
(704) 227-3623
ptaaffe@fairpoint.com

Media Contact:
Angelynne Beaudry
(207) 535-4129
aamores@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2015 THIRD QUARTER RESULTS

•	Unlevered Free Cash Flow minus Estimated Avoided Costs[1] of $33.1 million for the quarter and $96.7 million year-to-date

•	Management maintains its guidance range for Unlevered Free Cash Flow minus Estimated Avoided Costs[1] and expects $115 million to $125 million for fiscal 2015

•	Revenue of $221.6 million for the quarter and $649.6 million year-to-date

•	Adjusted EBITDA minus Estimated Avoided Costs[1] of $66.7 million for the quarter and $192.0 million year-to-date

•	Capital expenditures of $28.2 million for the quarter and $82.9 million year-to-date

•	Net income of $53.1 million for the quarter and $48.1 million year-to-date

Charlotte, N.C. (November 3, 2015) - FairPoint Communications, Inc. (Nasdaq: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the third quarter ended September 30, 2015. As previously announced, the Company will hold a conference call and simultaneous webcast to discuss its results today at 8:30 a.m. (EST).

“Our financial results in the quarter were in line with our expectations reflecting the progress in our business, the acceptance of CAF Phase II related funding as well as the completion of our headcount reduction plan initiated in May,” said Paul H. Sunu, Chief Executive Officer.

“The successful execution of our “four pillar” strategy has created a set of leveragable assets and competitive advantages,” Sunu continued. “We believe that our superior network assets, outstanding operating platform and proven ability to develop and deploy relevant new products are of value in generating new revenue and sustaining existing revenue. We intend to continue to enhance our network, enable more effective and secure communication technologies and provide excellent customer service while maintaining a sharp focus on managing costs and generating sustainable free cash flow.”

Operating Highlights

The Company completed the next-generation emergency 9-1-1 system for the state of Vermont, an example of our continued focus on advanced services for customers and our success installing complex projects.

Ethernet services revenue momentum continued in the third quarter of 2015 as circuit growth continued to more than offset bandwidth pricing pressure. Ethernet services contributed $24.8 million of revenue or 11.2% of total revenue as compared to $20.7 million or 9.1% of total revenue a year ago, as Ethernet circuits grew 21.0% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

On August 18, 2015, we announced our acceptance of $37.4 million in annual CAF Phase II support, which is effective retroactive to January 1, 2015. This includes support in all our operating states except Colorado and Kansas where we declined the offered CAF Phase II support. In addition, there is a transition for price cap carriers that choose to accept model-based support in states where the accepted support is less than the CAF Phase I frozen support. The determination of transition funding is made at the state level.

As prescribed by the FCC’s transitional plan and the transitional funding calculation, we have recognized or expect to recognize transitional funding, in addition to the $37.4 million annual funding, based on the following schedule:

•	January 1, 2015 - July 31, 2015: $824,000 per month (100% of calculated transitional funding)

•	August 1, 2015 - July 31, 2016: $618,000 per month (75% of calculated transitional funding)

•	August 1, 2016 - July 31, 2017: $412,000 per month (50% of calculated transitional funding)

•	August 1, 2017 - July 31, 2018: $206,000 per month (25% of calculated transitional funding)

•	August 1, 2018 and after: no transitional funding

Following acceptance in August 2015 and as a result of the prescribed transition plan, we recognized $7.0 million of transitional funding in the third quarter of 2015 for the period from January 1, 2015 through September 30, 2015.

As of September 30, 2015, FairPoint had 2,728 employees, a decrease of 360 employees versus a year ago.

Financial Highlights

Third Quarter 2015 as compared to Second Quarter 2015

Revenue increased $7.5 million during the third quarter of 2015 to $221.6 million.

In addition to our traditional presentation, we are providing strategic revenue categorization2 information. Management believes that providing this additional revenue information will afford better visibility into revenue trends for the Company as a result of product and service evolution within our industry. In addition, during the third quarter of 2015, we reclassified regulatory funding revenue from voice services and access revenue for the prior periods to be consistent with our current period presentation.

•	Voice services revenue decreased $0.2 million primarily due to fewer lines in service partially offset by seasonal reconnects.

•
Access revenue decreased $1.4 million primarily due to the continued loss and conversion of legacy transport circuits to next generation fiber-based services and the annual NECA cost study true-up in the third quarter of 2015.

•	Data and Internet services revenue increased $1.6 million due to seasonal reconnects, rate increases and speed upgrades partially offset by broadband subscriber losses.

•	Regulatory funding revenue[2] grew $6.6 million due to our acceptance of CAF Phase II and the corresponding transitional revenue of $7.0 million associated with that program.

•	Other services revenue increased $1.0 million primarily due to higher special purpose construction projects in the third quarter of 2015 and higher late payment fees received from customers.

The following strategic revenue categorization2 will continue to be presented each quarter:

•
Growth revenue[2] increased by $3.1 million, or 5.1%, as we experienced growth in Ethernet while price increases for broadband services, seasonal reconnects and speed upgrades helped offset a decline in broadband subscribers.

•
Convertible revenue[2] declined by $2.7 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to more modern VoIP and hosted products.

•	Legacy revenue[2] was down $1.0 million. While seasonality moderated the decline, consumer trends away from traditional voice related products continued to negatively impact legacy revenue.

•	Regulatory funding revenue[2] grew $6.6 million due to our acceptance of CAF Phase II and the corresponding transitional revenue of $7.0 million associated with that program.

•	Miscellaneous revenue[2] increased $1.5 million primarily due to higher special purpose construction projects in the third quarter of 2015 and higher late payment fees received from customers.

Operating expenses, excluding depreciation and amortization, decreased $6.1 million to $92.8 million in the third quarter of 2015 compared to $98.9 million in the second quarter of 2015 primarily due to lower pension expense as a result of the curtailment gain recognized in the third quarter of 2015 and an operating tax settlement. However, pension expense is excluded from the Company's definition of adjusted operating expenses and Adjusted EBITDA.

Adjusted operating expenses were $154.9 million in the third quarter of 2015 compared to $150.4 million in the second quarter of 2015. The increase was primarily due to higher network expenses, increased overtime, increased utilities, a higher bonus accrual and lower capitalized labor partially offset by decreased benefits and salaries due to fewer headcount and an operating tax settlement.

Adjusted EBITDA increased $3.0 million to $66.7 million in the third quarter of 2015 compared to $63.7 million in the second quarter of 2015. The increase was primarily driven by higher revenue partially offset by higher adjusted operating expenses.

Capital expenditures were $28.2 million in the third quarter of 2015 compared to $28.3 million in the second quarter of 2015.

Unlevered Free Cash Flow, which measures Adjusted EBITDA less capital expenditures, cash contributions towards our pension plans and cash payments for OPEB, was $33.1 million in the third quarter of 2015 compared to $30.7 million in the second quarter of 2015. Unlevered Free Cash Flow was higher in the third quarter of 2015 primarily due to higher Adjusted EBITDA partially offset by higher cash pension contributions.

Net income was $53.1 million in the third quarter of 2015 compared to $40.3 million in the second quarter of 2015. The change was primarily due to an increase in revenue and decreased operating expenses, excluding depreciation and amortization as described above.

Cash was $17.0 million as of September 30, 2015 compared to $9.1 million as of June 30, 2015. Total gross debt outstanding was $924.0 million as of September 30, 2015, after the regularly scheduled principal payments of $1.6 million on the term loan made during the third quarter of 2015, as compared to $925.6 million as of June 30, 2015. The Company's $75.0 million revolving credit facility was undrawn, with $58.8 million available for borrowing after applying $16.2 million of outstanding letters of credit.

Third Quarter 2015 as compared to Third Quarter 2014

Revenue was $221.6 million in the third quarter of 2015 compared to $228.1 million a year earlier.

As mentioned above, in addition to our traditional presentation, we are providing strategic revenue categorization2 information. Management believes that providing this additional revenue information will afford better visibility into revenue trends for the Company as a result of product and service evolution within our industry. In addition, during the third quarter of 2015, we reclassified regulatory funding revenue from voice services and access revenue for the prior periods to be consistent with our current period presentation.

•	Voice services revenue declined $10.2 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•
Access revenue declined $4.8 million due to the continued loss and conversion of legacy transport circuits to next generation fiber-based services and an unfavorable year-over-year NECA cost study true-up, partially offset by an increase in wholesale Ethernet revenue from higher circuits partially offset by pricing pressures.

•
Data and Internet services revenue increased $1.2 million reflecting strength in retail Ethernet services and the mitigating impact of speed upgrades and price increases on residential broadband products offsetting subscriber declines.

•	Regulatory funding revenue [2] grew $6.5 million due to our acceptance of CAF Phase II and the corresponding transitional revenue of $7.0 million associated with that program.

•	Other services revenue increased $0.7 million primarily due to higher special purpose construction projects in the third quarter of 2015.

The following strategic revenue categorization2 will continue to be presented each quarter:

•	Growth revenue[2] increased by $4.0 million as we experienced growth in Ethernet while price increases for broadband services and speed upgrades helped offset a decline in broadband subscribers.

•
Convertible revenue[2] declined by $7.6 million as customers continued to migrate from non-Ethernet circuits and businesses shifted from traditional voice products to more modern VoIP and hosted products.

•	Legacy revenue[2] was down $9.7 million resulting from the loss of voice access lines versus a year ago combined with lower long distance usage.

•	Regulatory funding revenue[2] grew $6.5 million due to our acceptance of CAF Phase II and the corresponding transitional revenue of $7.0 million associated with that program.

•	Miscellaneous revenue[2] increased $0.3 million due to higher special purpose construction projects in the third quarter of 2015.

Operating expenses, excluding depreciation and amortization, decreased $107.6 million to $92.8 million in the third quarter of 2015 compared to $200.4 million in the third quarter of 2014 primarily due to $70.6 million lower OPEB expense, $16.9 million lower labor negotiation related expenses, $6.8 million lower pension expense, $6.1 million lower employee expenses from fewer headcount and an operating tax settlement. However, OPEB and pension expenses and labor negotiation related expenses are excluded from the Company's definition of adjusted operating expenses and Adjusted EBITDA.

Adjusted operating expenses were $154.9 million in the third quarter of 2015 compared to $166.4 million a year earlier. The decrease was primarily the result of lower employee costs, lower direct operating expenses and an operating tax settlement. Lower employee costs primarily resulted from decreased benefits and salaries due to fewer headcount partially offset by a higher bonus accrual.

Adjusted EBITDA was $66.7 million in the third quarter of 2015 compared to $61.7 million a year earlier. The increase is due to operating expense savings partially offset by lower revenue.

Capital expenditures were $28.2 million in the third quarter of 2015 compared to $28.8 million a year earlier.

Unlevered Free Cash Flow of $33.1 million in the third quarter of 2015 increased $8.6 million compared to $24.5 million a year earlier. The increase was due to higher Adjusted EBITDA and lower cash contributions towards our pension plans.

Net income was $53.1 million in the third quarter of 2015 compared to a net loss of $37.8 million in the third quarter of 2014. The change was primarily due to a decrease in operating expenses, excluding depreciation and amortization, partially offset by lower revenue, as described above, as well as a lower income tax benefit. Net income is positive in the third quarter of 2015 largely due to the non-cash GAAP treatment for the change in the liability of the OPEB plan due to the elimination of post-employment health benefits for active represented employees. The impact of this treatment will continue for the remainder of 2015 and all of 2016, but we do not expect that it will impact our cash income taxes or change our accumulated federal net operating loss carryforwards.
_________________
1 Unlevered Free Cash Flow minus Estimated Avoided Costs, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of these non-GAAP measures and a reconciliation to net income (loss) are contained in the attachments to this press release.
2 Additional information and definitions for regulatory funding revenue, strategic revenue categorization and its components are contained in the attachments to this press release.

2015 Guidance

For full year 2015, the Company expects to generate $115 million to $125 million of Unlevered Free Cash Flow adjusted for Estimated Avoided Costs in the first quarter. Unlevered Free Cash Flow refers to Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for OPEB. In addition, Adjusted EBITDA is expected to be $250 million to $255 million, annual capital expenditures are expected to be $110 million to $115 million and aggregate annual pension contributions and OPEB payments are expected to be approximately $20 million for 2015.

Aggregate cash pension contributions and cash OPEB payments are expected to be approximately $20 million for 2016.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2015, which will be filed with the SEC no later than November 9, 2015. The Company's results for the quarter ended September 30, 2015 are subject to the completion of such quarterly report.

Supplemental Historical Information
Supplemental historical information is available online at www.fairpoint.com/investors under the heading "Earnings Releases".

Conference Call Information

As previously announced, FairPoint will hold a conference call and simultaneous webcast to discuss its third quarter 2015 results today at 8:30 a.m. (EST).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

As an alternative to the webcast, participants can also call (800) 884-5695 (US/Canada) or (617) 786-2960 (international) and enter passcode 58008591 when prompted. The title of the call is the Third Quarter 2015 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 56773103 when prompted. The recording will be available from Tuesday, November 3, 2015, at 12:30 p.m. (EST) through Tuesday, November 10, 2015, at 11:59 p.m. (EST).

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs, and the adjustments to the most directly comparable GAAP measure used to determine the non-GAAP measures. Management believes Adjusted EBITDA provides a useful measure of covenant compliance and Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release.

For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in our credit agreement), costs, expenses and charges related to the renegotiation of labor contracts including, but not limited to, expenses for third-party vendors and losses related to disruption of operations (including any associated penalties under service level agreements and regulatory performance plans) are permitted to be excluded from the calculation. We believe this includes, among others, the costs paid to third-parties for the contingent workforce and service quality penalties due to the disruption of operations. On October 17, 2014, two of our labor unions in northern New England initiated a work stoppage and returned to work on February 25, 2015. As a result, significant union employee and vehicle and other related expenses related to northern New England were not incurred between October 17, 2014 and February 24, 2015 (the "work stoppage period"). Therefore, to assist in the evaluation of the Company's operating performance without the impact of the work stoppage, we estimated the union employee and vehicle and other related expenses using historical data for the work stoppage period by quarter that we believe would have been incurred absent the work stoppage ("Estimated Avoided Costs"). Estimated Avoided Costs is a pro forma estimate only. Actual costs absent the strike may have been different. In the fourth quarter of 2014 and first quarter of 2015, had our incumbent workforce been in place, actual labor costs during the work stoppage period may have been higher than the $33 million and $27 million, respectively, recorded as Estimated Avoided Costs due to significant winter storm activity that increased our service demands; however, those incremental storm-related costs would have been an allowed add back to Adjusted EBITDA under the credit agreement. Estimated employee expenses avoided during the work stoppage period include salaries and wages, bonus, overtime, capitalized labor, benefits, payroll taxes, travel expenses and other employee related costs based on a trailing 12-month average calculated per striking employee per day during the work stoppage period less any actual expense incurred. Estimated vehicle fuel and maintenance expense savings, which resulted from the contingent workforce utilizing their own vehicles, for the work stoppage period were estimated based on a trailing 12-month average of historical costs less actual expense incurred. "Adjusted EBITDA minus Estimated Avoided Costs" and "Unlevered Free Cash Flow minus Estimated Avoided Costs" may be useful to investors in understanding our operating performance without the impact of the two unions' work stoppage.

The Company believes that the non-GAAP measures may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends that may not otherwise be apparent when relying solely on GAAP financial measures. In addition, the non-GAAP measures are useful for investors because they enable them to view performance in a manner similar to the method used by the Company’s management.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow, Unlevered Free Cash Flow minus Estimated Avoided Costs and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using the non-GAAP measures only supplementally. A reconciliation of Adjusted EBITDA, Adjusted EBITDA minus Estimated Avoided Costs, Unlevered Free Cash Flow and Unlevered Free Cash Flow minus Estimated Avoided Costs to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (Nasdaq: FRP) provides advanced data, voice and video technologies to single and multi-site businesses, public and private institutions, consumers, wireless companies and wholesale re-sellers in 17 states. Leveraging an owned, fiber-core Ethernet network — with more than 20,000 route miles of fiber, including approximately 17,000 route miles of fiber in northern New England — FairPoint has the network coverage, scalable bandwidth and transport capacity to support enhanced applications, including the next generation of mobile and cloud-based communications, such as small cell wireless backhaul technology, voice over IP, data center colocation services, managed services and disaster recovery. For more information, visit www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, "should", "could", "will" and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors, including the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and the factors discussed in our Quarterly Report on Form 10-Q for the period ended September 30, 2015. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. Except as required by law, the Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in expectations or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

###

FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)

	3Q15	2Q15	1Q15	4Q14	3Q14	YTD 2015	YTD 2014
Summary Income Statement (in thousands):
Revenue:
Voice services	$81,247	$81,470	$83,294	$87,194	$91,402	$246,011	$275,297
Access	64,304	65,713	64,535	63,182	69,070	194,552	204,756
Data and Internet services	46,018	44,455	43,271	44,207	44,851	133,744	131,283
Regulatory funding (1)	17,927	11,338	11,410	11,302	11,439	40,675	34,254
Other services	12,073	11,122	11,464	11,237	11,358	34,659	38,684
Total revenue	221,569	214,098	213,974	217,122	228,120	649,641	684,274
Operating expenses:
Operating expenses, excluding depreciation and amortization (2)	92,838	98,942	183,329	194,857	200,412	375,109	579,031
Depreciation and amortization	56,296	55,818	55,306	54,909	56,618	167,420	165,769
Reorganization expense (post-emergence)	6	20	7	27	12	33	77
Total operating expenses	149,140	154,780	238,642	249,793	257,042	542,562	744,877
Income/(loss) from operations	72,429	59,318	(24,668)	(32,671)	(28,922)	107,079	(60,603)
Other income/(expense):
Interest expense	(20,186)	(19,974)	(19,819)	(20,145)	(20,195)	(59,979)	(60,226)
Other income/(expense), net	153	97	175	7,467	90	425	81
Total other expense	(20,033)	(19,877)	(19,644)	(12,678)	(20,105)	(59,554)	(60,145)
Income/(loss) before income taxes	52,396	39,441	(44,312)	(45,349)	(49,027)	47,525	(120,748)
Income tax benefit/(expense)	658	824	(901)	1,725	11,249	581	28,053
Net income/(loss)	$53,054	$40,265	$(45,213)	$(43,624)	$(37,778)	$48,106	$(92,695)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Income/(Loss) (in thousands):
Net income/(loss)	$53,054	$40,265	$(45,213)	$(43,624)	$(37,778)	$48,106	$(92,695)
Income tax (benefit)/expense	(658)	(824)	901	(1,725)	(11,249)	(581)	(28,053)
Interest expense	20,186	19,974	19,819	20,145	20,195	59,979	60,226
Depreciation and amortization	56,296	55,818	55,306	54,909	56,618	167,420	165,769
Pension expense (3a)	(1,861)	3,088	5,111	3,699	4,892	6,338	14,445
OPEB expense (3a)	(55,707)	(55,548)	(12,008)	15,264	14,941	(123,263)	41,874
Compensated absences (3b)	(6,084)	(3,803)	12,237	(1,623)	(3,829)	2,350	4,471
Severance	(106)	3,760	358	1,228	264	4,012	777
Restructuring costs (3c)	5	20	7	27	12	32	77
Storm expenses (3d) (6)	—	—	—	745	—	—	(600)
Other non-cash items, net (3e)	1,441	1,780	2,733	734	331	5,954	1,353
Gain on sale of assets	—	—	—	27	170	—	423
Labor negotiation related expense (3f)	160	(850)	49,528	51,335	17,142	48,838	22,255
All other allowed adjustments, net (3f)	(35)	(16)	(99)	(671)	(14)	(150)	(218)
Adjusted EBITDA (3) (5)	66,691	63,664	88,680	100,470	61,695	219,035	190,104
Estimated Avoided Costs (4)	—	—	(27,000)	(33,000)	—	(27,000)	—
Adjusted EBITDA minus Estimated Avoided Costs (4) (5)	$66,691	$63,664	$61,680	$67,470	$61,695	$192,035	$190,104
Adjusted EBITDA minus Estimated Avoided Costs Margin (4)	30.1%	29.7%	28.8%	31.1%	27.0%	29.6%	27.8%

Adjusted EBITDA (3) (5)	$66,691	$63,664	$88,680	$100,470	61,695	219,035	190,104
Pension contributions	(3,958)	(3,182)	(1,200)	(7,373)	(7,038)	(8,340)	(20,893)
OPEB payments	(1,457)	(1,486)	(1,149)	(2,280)	(1,398)	(4,092)	(3,528)
Capital expenditures	(28,193)	(28,298)	(26,430)	(27,714)	(28,798)	(82,921)	(91,775)
Unlevered Free Cash Flow (5)	33,083	30,698	59,901	63,103	24,461	123,682	73,908
Estimated Avoided Costs (4)	—	—	(27,000)	(33,000)	—	(27,000)	—
Unlevered Free Cash Flow minus Estimated Avoided Costs (4)	$33,083	$30,698	$32,901	$30,103	$24,461	$96,682	$73,908

	3Q15	2Q15	1Q15	4Q14	3Q14	YTD 2015	YTD 2014
Reconciliation of Adjusted EBITDA to Revenue (in thousands):
Total revenue	$221,569	$214,098	$213,974	$217,122	$228,120	$649,641	$684,274
Operating expenses, excluding depreciation and amortization (2)	$92,838	$98,942	$183,329	$194,857	$200,412	$375,109	$579,031
Pension expense (3a)	1,861	(3,088)	(5,111)	(3,699)	(4,892)	(6,338)	(14,445)
OPEB expense (3a)	55,707	55,548	12,008	(15,264)	(14,941)	123,263	(41,874)
Compensated absences (3b)	6,084	3,803	(12,237)	1,623	3,829	(2,350)	(4,471)
Severance	106	(3,760)	(358)	(1,228)	(264)	(4,012)	(777)
Storm expenses (3d) (6)	—	—	—	(745)	—	—	600
Other non-cash items, net (3e)	(1,558)	(1,861)	(2,809)	(830)	(577)	(6,228)	(1,638)
Labor negotiation related expense (3f)	(160)	850	(49,528)	(51,335)	(17,142)	(48,838)	(22,255)
All other allowed adjustments, net (3f)	—	—	—	—	—	—	(1)
Settlement proceeds (5)	—	—	—	(6,727)	—	—	—
Adjusted operating expenses, excluding depreciation and amortization (2)	$154,878	$150,434	$125,294	$116,652	$166,425	$430,606	$494,170
Adjusted operating expenses margin	69.9%	70.3%	58.6%	53.7%	73.0%	66.3%	72.2%
Adjusted EBITDA (3) (5)	$66,691	$63,664	$88,680	$100,470	$61,695	$219,035	$190,104
Estimated Avoided Costs (4)	—	—	(27,000)	(33,000)	—	(27,000)	—
Adjusted EBITDA minus Estimated Avoided Costs (4)	$66,691	$63,664	$61,680	$67,470	$61,695	$192,035	$190,104

Adjusted operating expenses, excluding depreciation and amortization (2)	$154,878	$150,434	$125,294	$116,652	$166,425	$430,606	$494,170
Estimated Avoided Costs (4)	—	—	27,000	33,000	—	27,000	—
Adjusted operating expenses, excluding depreciation and amortization plus Estimated Avoided Costs (4)	$154,878	$150,434	$152,294	$149,652	$166,425	$457,606	$494,170

Strategic Revenue Categorization and Product Revenue Detail (in millions): (7)
Growth (8)
Broadband (8a)	$34.9	$33.7	$33.1	$34.4	$35.7	$101.7	$104.3
Ethernet (8b)	24.8	23.4	22.9	21.8	20.7	71.1	59.8
Hosted and Advanced Services (8c)	3.6	3.1	3.0	3.1	2.9	9.7	9.4
Subtotal Growth	63.3	60.2	59.0	59.3	59.3	182.5	173.5

Convertible (9)
Non-Ethernet Special Access (9a)	19.6	21.3	21.1	21.2	23.6	62.0	73.5
Business Voice (9b)	31.2	32.2	33.3	32.9	33.7	96.7	101.2
Other convertible (9c)	6.0	6.0	6.4	6.4	7.1	18.4	22.5
Subtotal Convertible	56.8	59.5	60.8	60.5	64.4	177.1	197.2

Legacy (10)
Residential Voice (10a)	57.7	57.3	57.2	59.9	63.4	172.2	185.7
Switched Access and Other (10b)	17.6	19.0	20.0	20.1	21.6	56.6	63.6
Subtotal Legacy	75.3	76.3	77.2	80.0	85.0	228.8	249.3

Regulatory funding (1)	17.9	11.3	11.4	11.3	11.4	40.6	34.2

Miscellaneous (11)	8.3	6.8	5.6	6.0	8.0	20.6	30.1

Total Revenue	$221.6	$214.1	$214.0	$217.1	$228.1	$649.6	$684.3

	3Q15	2Q15	1Q15	4Q14	3Q14	YTD 2015	YTD 2014

Select Operating Metrics (12):

Broadband subscribers (13)	313,982	315,320	316,640	319,915	327,793
% change y-o-y	(4.2)%	(5.0)%	(4.0)%	(2.5)%	(0.4)%
% change q-o-q	(0.4)%	(0.4)%	(1.0)%	(2.4)%	(1.2)%

Ethernet Circuits	14,100	13,680	13,089	12,614	11,657
% change y-o-y	21.0%	27.7%	29.5%	32.8%	37.4%
% change q-o-q	3.1%	4.5%	3.8%	8.2%	8.8%

Residential voice lines	423,667	437,303	451,423	466,682	483,467
% change y-o-y	(12.4)%	(12.9)%	(12.4)%	(11.4)%	(10.7)%
% change q-o-q	(3.1)%	(3.1)%	(3.3)%	(3.5)%	(3.7)%

Employee Headcount	2,728	2,931	2,994	3,052	3,088
% change y-o-y	(11.7)%	(7.2)%	(5.4)%	(3.8)%	(3.0)%

(1) We receive certain federal and state government funding that we classify as regulatory funding including: CAF Phase II support effective January 1, 2015 to build and operate broadband services; CAF Phase II transition funding (scheduled to phase down over three-years); CAF Phase I frozen support (for Kansas and Colorado in 2015 and until a reverse auction is conducted); CAF funding under the CAF/ICC Order; and universal service fund support from certain states in which we operate.
(2) Excludes reorganization costs.
(3) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:
a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the reorganization, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,
e) the add-back of other non-cash items, including stock compensation expense, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses (including losses related to disruption of operations), non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.
(4) See "Use of Non-GAAP Financial Measures" above for information regarding the calculation. The first quarter of 2015 represents 39 business days of estimated avoided costs compared to 54 business days of estimated avoided costs in the fourth quarter of 2014.
(5) On January 24, 2011, the FairPoint Litigation Trust (the "Trust") was created and the Company transferred to the Trust the Litigation Trust Claims, as defined in the FairPoint Litigation Trust Agreement among the Company, its subsidiaries and the trustee. The Trust thereafter settled its claims. On October 16, 2014, we received payment from the settlement proceeds and recorded one-time, non-operating income of $6.7 million, which is included in the calculation of Adjusted EBITDA.
(6) While there are no costs reflected on this line item for the first quarter of 2015, we believe the impact is captured in our labor negotiation related expense through incremental contracted services.
(7) Management believes the Strategic Revenue Categorization provides key metrics that will enhance investors' ability to evaluate our business and assist investors in their understanding of the changing composition of our revenue as well as period-to-period revenue trends as a result of product and service evolution within our industry.
(8) Growth revenue is comprised of products and services that are generally viewed as in-demand by telecommunications consumers over the medium- to long-term and are expected to increase over time.
a) Broadband revenue is comprised of both residential and business customers delivered through DSL, ADSL, VDSL or other similar services.
b) Ethernet revenue includes Ethernet over copper ("EOC") or Ethernet over fiber ("EOF") services delivered to end-users or to wholesalers, who then sell to their end-users.
c) Hosted and Advanced Services includes VoIP and other digital voice services including unified messaging and other IP features as well as revenue generated from our various advanced services including the next-generation emergency 9-1-1 contracts in several of our service territories as well as data center and managed services.
(9) Convertible revenues are revenues that could move from TDM-based technologies to Ethernet or other advanced services.
a) Non-Ethernet Special Access includes high-capacity circuits. The revenues are primarily comprised of business revenue from T1's, DS3's and SONET products.
b) Business Voice is traditional voice, long distance, ISDN and Centrex services for a business customer.
c) Other convertible revenue primarily includes Unbundled Network Element ("UNE"), Asynchronous Transfer Mode ("ATM"), Frame Relay, ISDN, Analog Private Line and Internet services such as dial-up.
(10) Legacy revenues are TDM-based voice related consumer revenue largely related to residential customers.
a) Residential Voice is comprised of TDM voice services to residential customers.
b) Switched Access and Other primarily includes Switched Transport, Local Switching, NECA pooling elements and colocation of miscellaneous equipment.
(11) Miscellaneous is comprised of special purpose projects, late payment fees from our customers and pole rental revenues among other various service revenues.
(12) We believe access lines as a measure of the business are increasingly less meaningful measures of trend and are being replaced by revenue generating broadband subscribers and Ethernet circuits. Following a peer review, we excluded non-revenue generating Company official lines from broadband subscribers, Ethernet circuits and residential voice access lines. In aggregate, access line equivalents for prior periods would have been reduced by approximately 40,000 lines as a result of this change. In addition, as we evaluated the historic presentation of business and wholesale access lines, management determined that the evolution of technology made these metrics less informative than in the past and therefore such presentation has been discontinued. Finally, we have combined wholesale and retail Ethernet circuits as management believes these products are similar.
(13) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
September 30, 2015 and December 31, 2014
(in thousands, except share data)

	September 30, 2015	December 31, 2014
	(unaudited)
Assets:
Cash	$17,033	$37,587
Accounts receivable, net	64,525	71,545
Prepaid expenses	27,807	25,360
Other current assets	5,311	5,406
Deferred income tax, net	14,633	7,638
Total current assets	129,309	147,536
Property, plant and equipment, net	1,138,549	1,213,729
Intangible assets, net	86,629	94,879
Restricted cash	651	651
Other assets	3,013	3,214
Total assets	$1,358,151	$1,460,009

Liabilities and Stockholders' Equity/(Deficit):
Current portion of long-term debt	$6,400	$6,400
Current portion of capital lease obligations	838	627
Accounts payable	29,983	62,985
Claims payable and estimated claims accrual	216	216
Accrued interest payable	3,421	9,978
Accrued payroll and related expenses	28,874	25,218
Other accrued liabilities	51,353	47,147
Total current liabilities	121,085	152,571
Capital lease obligations	1,214	962
Accrued pension obligations	144,875	212,806
Accrued other post-employment benefit obligations	101,173	735,351
Deferred income taxes	40,026	35,231
Other long-term liabilities	23,741	21,131
Long-term debt, net of current portion	900,634	902,241
Total long-term liabilities	1,211,663	1,907,722
Total liabilities	1,332,748	2,060,293
Stockholders' equity/(deficit):
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,905,398 and 26,710,569 shares issued and outstanding at September 30, 2015 and December 31, 2014, respectively	269	267
Additional paid-in capital	520,921	516,080
Retained deficit	(749,902)	(798,008)
Accumulated other comprehensive income/(loss)	254,115	(318,623)
Total stockholders' equity/(deficit)	25,403	(600,284)
Total liabilities and stockholders' equity/(deficit)	$1,358,151	$1,460,009

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
Three and Nine Months ended September 30, 2015 and 2014
(Unaudited)
(in thousands, except per share data)

	Three Months ended September 30,		Nine Months ended September 30,
	2015	2014	2015	2014
Revenues	$221,569	$228,120	$649,641	$684,274
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	100,718	104,643	333,067	321,870
Other post-employment benefit and pension expense	(57,568)	19,832	(116,926)	56,317
Selling, general and administrative expense	49,688	75,937	158,968	200,844
Depreciation and amortization	56,296	56,618	167,420	165,769
Reorganization related income	6	12	33	77
Total operating expenses	149,140	257,042	542,562	744,877
Income/(loss) from operations	72,429	(28,922)	107,079	(60,603)
Other income/(expense):
Interest expense	(20,186)	(20,195)	(59,979)	(60,226)
Other	153	90	425	81
Total other expense	(20,033)	(20,105)	(59,554)	(60,145)
Income/(loss) before income taxes	52,396	(49,027)	47,525	(120,748)
Income tax benefit	658	11,249	581	28,053
Net income/(loss)	$53,054	$(37,778)	$48,106	$(92,695)

Income/(loss) per share, basic	$1.99	$(1.43)	$1.81	$(3.51)

Income/(loss) per share, diluted	$1.96	$(1.43)	$1.78	$(3.51)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Nine Months ended September 30, 2015 and 2014
(Unaudited)
(in thousands)

	Nine Months ended September 30,
	2015	2014
Cash flows from operating activities:
Net income/(loss)	$48,106	$(92,695)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Deferred income taxes	(1,603)	(28,907)
Provision for uncollectible revenue	5,606	6,840
Depreciation and amortization	167,420	165,769
Other post-employment benefits	(127,356)	38,348
Qualified pension	(2,001)	(6,447)
Stock-based compensation	5,306	3,527
Other non-cash items	3,114	1,091
Changes in assets and liabilities arising from operations:
Accounts receivable	1,415	5,141
Prepaid and other assets	(2,354)	2,694
Restricted cash	—	463
Accounts payable and accrued liabilities	(27,139)	(6,660)
Accrued interest payable	(6,557)	(6,561)
Other assets and liabilities, net	3,535	(3,567)
Total adjustments	19,386	171,731
Net cash provided by operating activities	67,492	79,036
Cash flows from investing activities:
Net capital additions	(82,921)	(91,775)
Distributions from investments and proceeds from the sale of property and equipment	230	1,101
Net cash used in investing activities	(82,691)	(90,674)
Cash flows from financing activities:
Repayments of long-term debt	(4,800)	(4,800)
Proceeds from exercise of stock options	13	32
Repayment of capital lease obligations	(568)	(1,067)
Net cash used in financing activities	(5,355)	(5,835)
Net change	(20,554)	(17,473)
Cash, beginning of period	37,587	42,700
Cash, end of period	$17,033	$25,227